EXHIBIT 2.1

STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 3rd day of August, 1994, by and among Kinark Corporation, a Delaware corporation ("Kinark") and The C.L. Simpson Inter Vivos Revocable Trust and The Alta Rogers Simpson Inter Vivos Revocable Trust (the "Trusts") through their Interim Trustee, The Trust Company of Oklahoma (the "Trustee"),


W I T N E S S E T H:

     WHEREAS, the Trusts currently own Six Hundred (600) shares of common stock, $100 par value per share (the "Stock"), of Rogers Galvanizing Company, a Delaware corporation ("Rogers"), representing approximately 51.2% of the issued and outstanding common stock of Rogers (any and all of the issued and outstanding common stock of Rogers shall be referred to as the "Common Stock") and

     WHEREAS, the Trusts are subject to the jurisdiction of the District Court for the County of Tulsa, State of Oklahoma (the "Court"); and

     WHEREAS, on June 15, 1990, the Trustee became the Trustee for the Trusts and subsequently became the Interim Trustee for the Trusts on October 8, 1993, which authorizes the Trustee to control the voting and disposition of the Stock; and

     WHEREAS, the Court has given the Trustee authority to market and negotiate the sale of the Stock pursuant to an Order filed May 24, 1994, subject to the Court's final approval of the sale; and

     WHEREAS, the Trustee desires to sell to Kinark and Kinark desires to purchase from the Trustee all, but not less than all, of the Stock owned by the Trusts upon the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of Ten Dollars ($10.00), the premises and mutual agreements contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Trustee, on behalf of the Trusts, does hereby agree to transfer, convey and sell to Kinark all of the Stock owned by the Trusts and hereby agrees to tender to Kinark the stock certificates evidencing the Stock (endorsed in blank or accompanied by share transfer powers endorsed in blank); such Stock being free and clear of all liens, mortgages, pledges, security interests, voting agreements, options, rights of first refusal (except as set forth in Section
2.4 hereof), charges, claims or other encumbrances, adverse claims or transfer restrictions whatsoever, and Kinark hereby agrees to purchase such Stock.

1.2 Purchase Price. The purchase price for the Stock to be paid by Kinark to the Trustee on behalf of the Trusts shall be Seven Thousand One Hundred and No/100's ($7,100.00) Dollars per share or Four Million Two Hundred Sixty Thousand and No/100's ($4,260,000.00) Dollars (the "Purchase Price").

1.3 Payment of Purchase Price. Kinark shall pay the Purchase Price as follows:

     (i) Kinark has deposited in an interest bearing account, with The Trust Company Bank of Oklahoma, Attention: Thomas W. Wilkins, (the "Escrow Agent"), an earnest money deposit in the sum of Fifty Thousand Dollars and No/100's ($50,000.00) Dollars (the "Earnest Money Deposit"). The Earnest Money Deposit will be held and released in accordance with the terms of the Escrow Agreement attached hereto as Exhibit "A". At the Closing (as defined in Section 4.1 hereof), the Earnest Money Deposit shall be paid to the Trustee and shall be credited to Kinark in partial satisfaction of the Purchase Price, and any accrued interest thereon shall be returned to Kinark or credited to Kinark in partial satisfaction of the Purchase Price. After the expiration of the Due Diligence Period (as defined in Section 5.4 hereof) and except as otherwise provided herein: (i) in the event Kinark is in default under this Agreement, the Earnest Money Deposit, including any interest accrued thereon, shall belong to and be paid to the Trustee as set forth in Section 6.3 hereof; and (ii) in the event the Trustee is in default under this Agreement, the Earnest Money Deposit, including any interest accrued thereon, shall belong to and be paid to Kinark, unless Kinark, in its sole discretion, notifies the Escrow Agent that Kinark will seek specific performance of this Agreement; and

     (ii) The balance in cash or in immediately available funds at Closing.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUSTEE

     As an inducement to Kinark to enter into this Agreement and to consummate the transactions contemplated hereby, the Trusts and the Trustee in its capacity as trustee for the Trusts, represent, warrant and covenant as follows:

2.1 Title to Stock. The Trusts each own Three Hundred (300) shares of Common Stock of Rogers for a total of Six Hundred (600) shares representing approximately 51.2% of the One Thousand One Hundred and Seventy Two (1,172) issued and outstanding Common Stock of Rogers. The Trustee has good and marketable title to all of the Stock, free and clear of any liens, mortgages, pledges, security interests, voting agreements, options, rights of first refusal (except as set forth in Section 2.4 hereof) charges, claims, encumbrances, restrictions, adverse claims and other defects in title. The Trusts are not currently parties to and, prior to Closing will not enter into, any agreement, arrangement or understanding which would restrict the right of Trusts to vote, pledge, sell or otherwise dispose of the Stock or of Kinark's right to own the Stock.

2.2 Authority of the Trustee. This Agreement and its execution and delivery and performance have been authorized by all requisite action on the part of the Trustee and the Trusts. The Trustee has full power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. When this Agreement is executed and delivered by the Trustee, it shall constitute a valid and binding obligation of the Trusts except as it may be subject to or limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws in effect from time to time.

2.3 No Legal Proceedings. Except as set forth on Schedule 2.3, there is no action, suit, claim or proceeding, pending or, to the Trustee's knowledge, threatened against, the Trustee or the Trusts which would adversely affect the Trustee's or Trusts' ability to perform its obligations under this Agreement.

2.4 Consents. Except as set forth on Schedule 2.4, the performance of this Agreement by the Trustee and the Trusts will not conflict with or result in any material breach or violation of (i) any contract or commitment to which the Trustee or the Trusts are a party or by which either is bound with respect to the Stock; or (ii) any law, statute, ordinance, regulation or decree of any governmental, regulatory or judicial body or entity. Schedule 2.4 contains a list of persons, if any, whose consent is necessary in order for the Trustee to consummate the transactions contemplated by this Agreement, including, without limitation, the Court, which has jurisdiction over the Trustee's disposition of the Stock and any federal, state or local governmental authorities or regulatory agencies having jurisdiction over the Trustee, the Stock, or the Trusts.

2.5 No Brokers. There are no brokers, finders, or other consultants acting on behalf of, or at the request of, the Trustee in this transaction. The Trusts shall indemnify and hold Kinark harmless from and against any claims for such fees resulting from the purchase and sale hereunder.

2.6 Survival of Representations, Warranties and Covenants. The warranties, representations and covenants of the Trustee contained in this Agreement shall be true and correct as of the Closing Date in all material respects with the same force and effect as if given and made on and as of the date and time of Closing, and such representations, warranties and covenants shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the period set forth in Article VII.


ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF KINARK

     As an inducement to the Trustee to enter into this Agreement shall consummate the transactions contemplated hereby, Kinark represents and warrants as follows:

3.1 Corporate Organization. Kinark is a corporation duly organized and validly existing under the laws of the State of Delaware. Kinark has full corporate power to own or lease its properties and to carry on its businesses in the places where such properties are now owned, leased or operated, and as such businesses are now conducted.

3.2 Due Authorization and Corporate Authority. This Agreement and its execution, delivery and performance have been authorized by all requisite corporate action on the part of Kinark, Kinark has full corporate power and authority to make, execute, deliver and perform this Agreement without the necessity of any act or consent of any other person, except as disclosed in
Schedule 3.2 hereto. When this Agreement is executed and delivered by Kinark, it shall constitute a valid and binding obligation of Kinark except as it may be subject to or limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws in effect from time to time.

3.3 Consents. Except as set forth on Schedule 3.2, the performance of this Agreement by Kinark will not conflict with or result in the material breach or violation of (i) Kinark's bylaws or articles of incorporation, or (ii) any law, statute, ordinance, regulation or decree of any governmental, regulatory or judicial body or entity, or (iii) any contract or commitment to which it is a party or by which it is bound. Schedule 3.2 contains a list of persons, if any, whose consent is necessary in order for Kinark to consummate the transactions contemplated by this Agreement.

3.4 No Legal Proceedings. There is no action, suit, claim, or proceeding, pending, or to Kinark's knowledge, threatened against, Kinark which would adversely affect Kinark's ability to perform its obligations under this Agreement.

3.5 No Brokers. There are no brokers, finders, or other consultants acting on behalf of, or at the request of, Kinark in this transaction except for its financial advisor, Rauscher Pierce Refsnes, Inc, Kinark shall indemnify and hold the Trustee and the Trusts harmless from and against any claims for such fees resulting from the purchase and sale hereunder.

3.6 Survival of Representations and Warranties. The warranties, representations and covenants of Kinark contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as if given and made on and as of the date and time of Closing, and such representations, warranties and covenants shall survive the Closing and the consummation of the transactions contemplated by this Agreement for the period set forth in Article VII.

3.7 Kinark's Plan for Rogers. Kinark plans to improve the longterm profitability of Rogers for the benefit of Kinark, Rogers and their stockholders, and Kinark intends to effect certain changes at Rogers designed to increase Rogers' profitability. Kinark shall seek to cause the Rogers Board of Directors to continue to pay the normal monthly dividends ($16.00 per month per share) to the Rogers minority stockholders between the Closing and the Offer Closing (as those terms are defined herein).

3.8 No Registration Statement Required. Kinark acknowledges and agrees that the Stock to be delivered to Kinark pursuant to the provisions of this Agreement will not be registered under the Securities Act of 1933, as amended (the "1933 Act") or any applicable "Blue Sky" laws, in reliance upon the exemptions contained in the 1933 Act and the rules and regulations promulgated thereunder and applicable "Blue Sky" laws and rules or regulations promulgated thereunder.

ARTICLE IV

CLOSING

4.1 Place, Time and Date of Closing. The deliveries, and payments required to be made at Closing, contemplated by this Agreement shall be made at the offices of The Trust Company of Oklahoma, 5727 South Lewis Avenue, Tulsa, Oklahoma, 74105 at 10:00 a.m., local time, (i) on or before forty-five (45) days from the date that the Court has entered an order approving the purchase and sale of the Stock as contemplated herein and such order is no longer subject to appeal; or
(ii) at such other place, time and date as Kinark and the Trustee shall agree. The date on which the last of the payments required to be made at Closing and deliveries occurs is the "Closing Date" and such payments and deliveries constitute the "Closing". Failure to close the transactions contemplated by this Agreement on the date specified in the first sentence of this Section 4.1 shall not in and of itself constitute a reason for a party to terminate this Agreement, termination being governed by Article VI of this Agreement, and so long as this Agreement is not so terminated, the parties shall continue in good faith to undertake to consummate the transactions contemplated in this Agreement as soon as reasonably practicable.

4.2 Deliveries by the Trustee. The Trustee hereby agrees to, and shall, deliver or cause to be delivered to Kinark at the Closing the following, each of which shall be in form and substance reasonably satisfactory to Kinark:

     (a) Share Certificates. Share certificates representing the Stock as provided in Section 1.1 hereof.

     (b) Authorization Certificates. A certificate dated the Closing Date and executed by the Trustee or other authorized representative of the Trusts (i) certifying and setting forth the action taken to authorize (or provisions of agreements or applicable law authorizing) the execution and delivery of this Agreement and any other certificates, agreements or other instruments and documents executed and delivered by the Trustee or the Trusts pursuant to this Agreement; the consummation of the transactions contemplated by them; and any other compliance with or performance under them; and (ii) certifying that such action is still in full force and effect and that it is all the action taken and required to be taken by the Trustee and the Trusts in connection with the transactions contemplated by this Agreement.

     (c) Bringdown and Incumbency Certificate. A certificate dated the Closing Date and executed by the Trustee or other authorized representative of the Trusts (i) stating that the representations and warranties of the Trustee on behalf of the Trusts contained in Article III are true and correct in all material respects on and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of such date (or if not, in what respects they are not); and that the covenants and agreements to be performed or complied with by the Trustee prior to or at the Closing have been performed and complied with in all material respects (or if not, in what respects they have not), unless waived in writing by Kinark; and (ii) setting forth the names and titles of the Trustee or other authorized representatives of the Trusts executing this Agreement and the other agreements, instruments and documents executed and delivered by the Trustee or the Trusts pursuant to this Agreement.

     (d) Court Order. The sale contemplated herein is expressly conditioned upon the entry of an order (or orders) by the Court approving this Agreement, the transactions and processes set forth in this Agreement, and the sale of the Stock. The form of the order(s) presented to the Court shall have been approved by Kinark, which approval will not be unreasonably withheld. The Trusts shall provide Kinark a copy of the filed order(s) prior to Closing and an opinion of Oklahoma counsel that such order(s) is (are) not appealable. The Trusts shall also provide Kinark prior to closing with a certified copy of the minutes of the Trusts authorizing and approving the sale contemplated hereby or an opinion of Oklahoma counsel that such actions are not required to authorize and approve the sale contemplated hereby.

     (e) Other Documents. Such other documents and certificates as Kinark may reasonably request in order to document more effectively the transactions contemplated by this Agreement or in order to evidence the compliance by the Trustee with any condition of this Agreement.

     (f) Opinion Letter. An opinion letter provided by Morrel, West, Saffa, Craige & Hicks, Inc., counsel to the Trusts and the Trustee, in a form reasonably satisfactory to Kinark, which relies on counsel to the Trusts and the Trustee with respect to certain matters of law.

4.3 Deliveries by Kinark. Kinark hereby agrees to, and shall, deliver and pay or cause to be delivered and paid to the Trustee on behalf of the Trusts the following, each of which shall in form and substance reasonably satisfactory to the Trustee;

     (a) Purchase Price. The Purchase Price as set forth in Section 1.3 hereof.

     (b) Due Authorization Certificates. A certificate dated the Closing Date and executed by an officer or authorized representative of Kinark (i) certifying and setting forth the action taken to authorize the execution and delivery of this Agreement and any other certificates, agreements or other instruments or documents executed and delivered by Kinark pursuant to this Agreement; the consummation of the transactions contemplated by them and any other compliance with or performance under them; and (ii) certifying that such corporate action is still in full force and effect and that it is all the action adopted and required to be adopted by Kinark in connection with the transactions contemplated by this Agreement.

     (c) Bringdown and Incumbency Certificate. A certificate dated the Closing Date and executed by an officer of Kinark (i) stating that the representations and warranties of Kinark contained in Article III are true and correct in all material respects on and as of the Closing Date, with the same effect as if such representations and warranties had been made on and as of such date (or if not, in what they are not); and that the covenants and agreements to be performed or complied with by Kinark prior to or at the Closing have been performed and complied with in all material respects (or if not, in what respects they have not), unless waived in writing by the Trustee; and (ii) setting forth the names and titles of the officers of Kinark executing this Agreement and the other agreements, instruments and documents executed and delivered by Kinark pursuant to this Agreement.

     (d) Certificate of Existence. A certificate from the Secretary of State of the State of Delaware dated no earlier than ten (10) days prior to the Closing, certifying the continuing corporate existence of Kinark.

     (e) Other Documents. Such other documents and certificates as the Trustee may reasonably and timely request in order to document more effectively the transactions contemplated by this Agreement or in order to evidence the compliance by Kinark with any condition of this Agreement.

     (f) Opinion Letter. An opinion letter provided by Nelson, Mullins, Riley & Scarborough, counsel to Kinark, in a form reasonably satisfactory to the Trustee of the Trusts which relies on counsel to Kinark with respect to certain matters of law.

4.4 Conditions Precedent to obligations of Kinark. All of the obligations of Kinark to make the deliveries and payments contemplated by Section 4.3 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by Kinark in whole or in part, and if so waived, are waived for all purposes:

     (a) Representations, Warranties, and Covenants. The representations and warranties of the Trustee contained in this Agreement shall be true and correct in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing and shall be true in all material respects at and as of the Closing and the Trustee shall have performed or complied in all material respects with all material obligations, covenants and agreements required by this Agreement to be performed or complied with by the Trustee on or before the Closing.

     (b)  Deliveries.  The delivery to Kinark of those items listed in Section
4.2 hereof in form and substance reasonably satisfactory to Kinark.

     (c) Consents Obtained. All authorizations, consents and approvals of the Stockholders of Kinark to authorize the Preferred Stock (as directed in Section
10.3 hereof) and of the Court or any governmental or public unit, agency, body, authority or governmental or public official or entity, including but not limited to the Federal Trade Commission and the Securities and Exchange Commission, necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect; provided, however, that if the Trustee has used its reasonable best efforts but has been unable to obtain the Court's approval of the transactions contemplated by this Agreement, the Trustee shall be entitled to terminate this Agreement, without penalty or damage, and Kinark shall receive the Earnest Money Deposit and any interest accrued thereon.

     (d) No Challenge to Transaction. No injunction shall have been issued against the Trustee or the Trusts or Kinark enjoining the consummation of the transactions contemplated by this Agreement, and no action, proceeding, investigation, regulation or legislation shall have been instituted, by any governmental or public unit, agency, body, authority or other governmental or public officer or entity before the Court or any other court, governmental or public unit, agency, body or authority or legislative body that has not been withdrawn, dismissed, rescinded, dissolved or otherwise eliminated on or before the Closing Date, to enjoin, restrain, delay, prohibit or obtain material damages (i) with respect to, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby; or (ii) which, in the reasonable judgment of Kinark, would have an adverse effect on the Stock.

     (e)  Material Changes to Rogers After the Due Diligence Period.  No
changes listed in Section 6.5 to Rogers shall have occurred,     except as
specifically contemplated by Section 6.5.

     (f) Auction. Kinark acknowledges that this Agreement is subject to the approval of the Court after the filing by the Trustee of a Return of Sale for both Trusts and after a published public notification (the "Court Approval"). The terms of the Court Approval below and the terms of Article VIII hereof are also subject to approval by the Court. The obligations of Kinark to Close as contemplated by Section 4.3 hereof are subject to the condition that the Court Approval shall be conducted according to the following terms and that no bid that competes with Kinark's offer, if any, to purchase the Stock (each a "Competing Bid") shall be recommended by the Trustee for the Court's acceptance or approval except upon the following terms (the "Bidding Process"):

     (i) The first Competing Bid shall provide for aggregate consideration of at least ten percent (10%) plus the costs of a new sale (estimated to be $115,000,00) over the Purchase Price on the terms set forth in
          Article I hereof, All Competing Bids shall be for cash and no other form of consideration;

     (ii) Each additional Competing Bid shall provide for aggregate consideration of at least two percent (2%) of the Purchase Price above the last Competing Bid;

    (iii) Within three (3) days before the Court Approval hearing, if not sooner pursuant to the terms of Section 8.1. all proponents of Competing Bids ("Competing Bidders") shall be required to deposit as an earnest money deposit at least $50,000.00 in cash or by bank cashier's check as directed by the Trustee;

     (iv) All Competing Bidders shall be required to enter into an agreement to buy the Stock on substantially the same terms as this Agreement, except this Section 4.4(f), Article VIII, and all the due diligence rights of the purchaser herein shalt not be included in said agreement;

     (v) All Competing Bidders must have completed their due diligence before midnight on the third day preceding the Court Approval hearing; and

     (vi) All Competing Bidders must prove to the Trustee's and the Trusts' satisfaction their financial ability to pay the purchase price at Closing.

4.5 Conditions Precedent to obligations of the Trusts. All of the obligations of the Trusts to make the deliveries contemplated by Section 4.2 of this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by the Trustee in whole or in part, and if so waived, are waived for all purposes:

     (a) Representations, Warranties, and Covenants. The representations and warranties of Kinark contained in this Agreement shall be true and correct in all material respects as of the date when made, shall be deemed to be made again at and as of the Closing and shall be true in all material respects at and as of the Closing and Kinark shall have performed or complied in all material respects with all material obligations, covenants and agreements required by this Agreement to be performed or complied with by Kinark on or before the Closing.

     (b) Deliveries. The delivery to the Trustee of the Purchase Price and those items listed in Section 4.3 hereof in form and substance reasonably satisfactory to the Trustee.

     (c) Consents Obtained. All authorizations, consents and approvals of the Court or any governmental or public unit, agency, body, authority or governmental or public official or entity necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

     (d) No Challenge to Transaction. No injunction shall have been issued against the Trustee or the Trusts or Kinark enjoining the consummation of the transactions contemplated by this Agreement, and no action, proceeding, investigation, regulation or legislation shall have been instituted, by any governmental or public unit, agency, body, authority or other governmental or public officer or entity, including but not limited to the Federal Trade Commission and the Securities and Exchange Commission, before the Court or any other court, governmental or public unit, agency, body or authority or legislative body that has not been withdrawn, dismissed, rescinded, dissolved or otherwise eliminated on or before the Closing Date, to enjoin, restrain, delay, prohibit or obtain material damages (i) with respect to, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby; or (ii) which, in the reasonable judgment of the Trustee, would have an adverse effect on the Stock or the Trusts.


ARTICLE V

DUE DILIGENCE

5.1 Access to Records. Between the date of this Agreement and the Closing Date, the Trustee agrees to give Kinark, and its attorneys, auditors and other representatives, such access to the books and records of the Trusts (strictly to the extent such records relate to Trust's ownership of the Stock) and Rogers as Kinark, or its attorneys, auditors or representatives shall from time to time reasonably request. The Trustee will permit representatives of Kinark or its counsel, auditors or representatives, as often as reasonably requested, during business hours to inspect such documents, records and materials and to discuss with the Trustee's, the Trusts" and Roger's representatives, officers or employees, the business, assets, liabilities, financial condition, results of operations and any other matters relating to Rogers as the Trustee or the Trusts have available, to the extent that such actions do not violate any agreement with Rogers concerning the confidentiality of the information.

5.2 Confidential Nature of Information. Kinark and the Trustee (on behalf of itself, the Trusts and the Trusts' beneficiaries) each hereby agrees not to make any public disclosure concerning the subject matter of this Agreement or the consideration of the transactions contemplated hereby except in accordance with Section 5.3 hereof. Kinark agrees to use the information it obtains from the Trustee or the Trusts in the course of its due diligence investigation only for the purposes of evaluating the transactions contemplated hereby, Kinark and the Trustee agree that, in the event the transactions contemplated hereby are not consummated, each party will treat in confidence all documents, materials and other information that each party shall have obtained from the other party regarding Rogers or the Trustee or the Trusts, on the one hand, or Kinark, on the other hand, during the course of the negotiations of the transactions contemplated hereby, the investigation by Kinark of Rogers, and the preparation of this Agreement, and shall return to the other party all copies of non-public documents and materials that have been furnished in connection therewith. However, nothing contained herein shall prohibit either party from (i) using such documents, materials or other information in connection with any action or proceeding brought or any claim asserted by the other party with respect to any breach of any representation, warranty or covenant made in or pursuant to this Agreement or (ii) supplying or filing (with the prior written consent of the other party, which consent shall not be unreasonably withheld) such documents, materials or other information with any federal, state or local government agency or authority that such party reasonably deems necessary. This Section
5.2 supersedes all previous understandings between the parties concerning confidential information including the Confidentiality Agreement executed July 1, 1994.

5.3 Press Releases and Public Filings. Prior to the Closing Date, any public filings (including filings in the Court, the official Tulsa County Newspaper and with the Securities and Exchange Commission) and any written news releases by any party hereto pertaining to this Agreement or the transactions contemplated hereby shall be submitted to the other party hereto for review and approval prior to such filing or release, and shall be filed or released only in a form approved by such other party; provided, however, that (i) such approval shall not be unreasonably withheld, conditioned or delayed, and (ii) such review and approval shall not be required of public filings or news releases by Kinark or the Trustee if prior review and approval would prevent the timely and accurate dissemination of such public filing or release as would be required to comply, in the judgment of counsel, with any applicable law, regulation, exchange rule or policy.

5.4 Due Diligence Period. Kinark shall have the opportunity to inspect the documents and materials relating to the Stock, the Trusts, (as the owner of the Stock), and Rogers, which is obtained from Rogers, for a due diligence period that shall end on midnight of the third day preceding the Court Approval hearing (discussed in Article VIII) (the "Due Diligence Period"). After the Court Approval hearing but before the Closing, Kinark shall have a continuing right to request information about Rogers and the Stock on the terms set forth in this Agreement.


ARTICLE VI

TERMINATION

6.1 Circumstances of Termination. This Agreement may be terminated in the following circumstances:

     (a)  In the event the termination circumstances of Sections 4.4(c), 6.4,
6. 5, 8.2, 11.8 or 11.11 occur, as provided in the applicable sections;

     (b)  The mutual agreement of the parties hereto;

     (c) In the event the Closing begins or otherwise would occur and Kinark is not obligated to close pursuant to Section 4.4 or the Trustee is not obligated to close pursuant to Section 4.5, then Kinark or the Trustee, as the case may be, may terminate this Agreement at such time;

     (d) Forty-five (45) days from the date that the Court's approval of this Agreement is unappealable; unless a third party has initiated litigation on or before such date with respect to this Agreement or the transactions contemplated hereby, in which event this Agreement shall not terminate until sixty (60) days after the resolution of such litigation;

     (e)  If the Court does not approve the Bidding Process as provided in
Section 4.4(f) hereof and Article VIII; or

     (f) If Kinark does not tender the Purchase Price to the Trustee on or prior to the Closing, pursuant to Sections 4.3 and 4.5.

6.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 6.1(a), 6.1(b), 6.1(d) or 6.1(e), this Agreement shall be deemed thenceforth null and void and no party hereto shall have any obligation or liability by reason of this Agreement and Kinark shall receive the Earnest Money Deposit and any interest accrued thereon.

6.3 Remedies Upon Termination. If the purchase and sale contemplated by this Agreement is not consummated due to Kinark's default as set forth in Section 6.1(c) or 6.1(f), the Trustee shall have the right to receive the Earnest Money Deposit and any interest accrued thereon as liquidated damages and not as a penalty. If the purchase and sale contemplated by this Agreement is not consummated due to the Trustee's default as set forth in Section 6.1(c) or 6.1(f), Kinark may pursue its rights to specific performance or the return of the Earnest Money Deposit and any interest accrued thereon as provided in
Section 1.3 hereof.

6.4 Due Diligence Termination. Notwithstanding any other provision of this Agreement, at the end of the Due Diligence Period, Kinark shall have the right to terminate this Agreement as a result of its due diligence review. If Kinark exercises its right under this Section, Kinark shall receive the Earnest Money Deposit and any interest accrued thereon, The Trustee agrees to use its best efforts to deliver or cause to be delivered to Kinark all due diligence materials reasonably requested by Kinark at least twenty-one (21) business days before the end of the Due Diligence Period.

6.5 Changes to Rogers after the Execution of this Agreement. After the execution of this Agreement but before the Closing, the Trusts and the Trustee agree to use their reasonable best efforts as a stockholder of Rogers and the Trusts' representative, respectively, to maintain intact the business and affairs of Rogers on a basis consistent with the historical practices of Rogers. Kinark shall be given the right (but shall not be required to exercise that right) to terminate this Agreement upon three (3) days written notice to the Trusts and the Trustee and receive a return of the Earnest Money Deposit, and all accrued interest, in the event that any of the following occurs to Rogers after the execution of this Agreement but before the Closing:

     (a) a change in its articles of incorporation not reasonably acceptable to Kinark;

     (b)  a change in its bylaws not reasonably acceptable to Kinark;

     (c) a monthly review of any reduction of gross revenues of 20% in any trailing three (3) month period compared to the previous three (3) month period;

     (d) a monthly review of any increases in the expenses for operations and general and administrative costs in any trailing three (3) month period compared to the previous three (3) month period of more than 15% from the previous month;

     (e) any extraordinary dividend to stockholders of Rogers other than the normal monthly dividends ($16,00 per share per month) approved by the Board of Directors of Rogers;

     (f)  any new issuance of Rogers shares (of whatever class or kind);

     (g) any additional long-term liabilities exceeding $25,000.00 over the amounts of debt shown on Rogers' third quarter unaudited statements for the current fiscal year (the "Third Quarter Financials") not heretofore previously approved by the Board of Directors of Rogers;

     (h) any aggregate sale of assets exceeding $25,000.00 other than work-in-progress;

     (i) any changes of the trustee of either Trust or any changes to the Board of Directors of Rogers not reasonably acceptable to Kinark;

     (j) any reduction in the amount of current assets minus current liabilities (net current assets) of Rogers exceeding $25,000.00 over the amounts shown on the Third Quarter Financials not heretofore previously approved by the Board of Directors of Rogers;

     (k) any material transaction with management or an affiliate of management, including but not limited to the payment of any bonuses (other than those bonuses provided for by contract with management entered into before July 19, 1994) or salary increases to the employees of Rogers not reasonably acceptable to Kinark;

     July 19, 1994, with any employee or director of Rogers; and

     (m) any filing of an involuntary or voluntary petition under the bankruptcy laws or state insolvency laws.


ARTICLE VII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Representations, warranties and Covenants of the Trusts. The representations, warranties and covenants contained in any certificate or other document delivered pursuant hereto or in connection herewith of the Trustee on behalf of the Trusts shall survive the Closing for a period of two (2) years.

7.2 Representations, Warranties and Covenants of Kinark. The representations, warranties and covenants contained herein or in any certificate or other document delivered pursuant hereto or in connection herewith of Kinark shall survive the Closing for a period of two (2) years.


ARTICLE VIII

BIDDING PROCESS AND PROTECTION FOR KINARK

8.1 Acceptance of Bidding Process. The Trustee agrees that the terms of the Bidding Process are acceptable to it. The Trustee agrees to apply to the Court prior to the filing of the Return of Sale for the approval of the Bidding Process, as set forth in Section 4.4(f) hereof, and of the protection of Kinark set forth below. If the Court does not approve the Bidding Process and the protection of Kinark below, Kinark shall be entitled to either accept the Court's alternative terms or to terminate this Agreement pursuant to Section
6.2 hereof. The Trustee agrees to file with the Court a Return of Sale for the approval of this Agreement and the proposed sale of the Stock. Upon Court approval of the Bidding Process, the exclusivity of negotiation with Kinark shall expire to the extent necessary to allow prospective purchasers to comply with the Bidding Process (e.g. access to requested due diligence materials and information related to the auction as set forth in Section 4.4(f), hereof) after payment to an escrow agent designated by Trustee of Fifty Thousand Dollars ($50,000.00) in cash in accordance with Section 4.4(f)(iii).

8.2 Protection for Kinark. If a Competing Bid is approved by order of the Court pursuant to the Court's Approval process described in Section 4.4(f) hereof, Kinark shall be paid an amount equal to:

     (i) A return of Kinark's Earnest Money Deposit together with any accrued interest thereon;

     (ii) Kinark's actual and reasonable documented out-of-pocket expenses incurred in connection with the preparation of this Agreement and the acquisition of the Stock as contemplated by this Agreement, including without limitation, legal, accounting, consulting and financing fees and expenses, up to $100,000.00; and

    (iii) An amount equal to twenty-five (25%) percent of the amount by which the final Competing Bid exceeds the Purchase Price, including any Competing Bid made by Kinark, deducting Kinark's expense reimbursement set forth in the preceding paragraph from the final Competing Bid amount.

8.3 Timing of Payments to Kinark. If a Competing Bid is approved by order of the Court, the return of the Earnest Money Deposit set forth in Section 8.2(i) shall be made immediately and in no case later than three (3) business days following the auction described in Section 4.4(f). The payment to Kinark contemplated in Sections 8.2(ii) and (iii) shall be made upon the Closing by the Competing Bidder of the purchase of the Stock.


ARTICLE IX

CREATION OF ADVISORY BOARD

     After the Closing and so long as there remain outstanding shares of Rogers held by minority stockholders, Kinark shall support an amendment to the Rogers Bylaws to form an Advisory Board to the majority stockholder of the Stock, or its successor. Upon their resignation from the present Rogers Board of Directors and after the Closing, the initial members of the Advisory Board which Kinark shall nominate are Meg Simpson Sterling and Donna Rogers. Subject to their willingness to serve on the Advisory Board, each such advisory board member shall be paid Twenty-four Thousand ($24,000.00) Dollars per year and serve an initial appointed term of two (2) years. As a condition to serving on the Advisory Board, Advisory Board members shall be required to own Rogers Common Stock or Kinark Preferred Stock.


ARTICLE X

OFFER TO THE MINORITY SHAREHOLDERS
TO PURCHASE ROGERS SHARES

10.1 Kinark offer. Upon the expiration of the appeal period to the Court's Approval order, Kinark shall offer to purchase all of tile remaining Five Hundred Seventy-two (572) outstanding shares of the Rogers Common Stock owned by the minority stockholders of Rogers (the "Offer").

10.2 Offer Period and offer Closing. The offer made pursuant to Section 10.1 shall be exercisable by the minority stockholders beginning on the date of any expiration of the appeal period to the Court's Approval and continuing for thirty (30) days thereafter (the "Offer Period"). The Offer shall be closed ninety (90) days from the date that the Court has entered an order approving the purchase and sale of the Stock as contemplated herein and such order is no longer subject to appeal (the "Offer Closing").

10.3 Purchase the Minority Stock. Upon the subscription election of each minority stockholder of Rogers, Kinark shall pay to the minority stockholders of Rogers who exercise the offer during the Offer Period either:

     (i) Cash to be paid at the Offer Closing of Seven Thousand One Hundred and No/100 Dollars ($7,100.00) per share of Rogers Common Stock (subject to adjustment as set forth in Section 10.5 below); or

     (ii) One share of Kinark convertible cumulative preferred stock (the "Preferred Stock") for each share of Rogers common Stock tendered to Kinark during the Offer Period. The Preferred Stock may be a tax-free exchange (see below) for Rogers Common Stock and will pay annual dividends that will be 150% of the average annual per share dividend paid by Rogers on its Common Stock for each of the past two (2) years, The Preferred Stock shall be convertible into Kinark Common Stock at specified prices, will be callable at specified times for specified prices and will be subject to other terms and conditions as set forth in a subsequent offer that will be made to the Rogers stockholders (the "Preferred Stock Offering").

10.4 Exchange Terms and Delivery of the Preferred Stock. The Preferred Stock will be exchanged for the Rogers Common Stock upon the conditions set forth in the Preferred Stock Offering. The delivery of the Preferred Stock is subject to the terms of the Preferred Stock Offering and should be delivered upon the later of the Offer Closing or with ten (10) days after Kinark receives all Kinark stockholder and governmental (including Securities and Exchange Commission and State Blue Sky) approvals. All the terms of the Offer discussed in this Section 10 are subject to change and the exact terms of the offer shall be set forth in the Preferred Stock Offering documents to be delivered to the Rogers minority stockholders at a later date. Nothing herein should be construed as an offer to purchase the Rogers Common Stock from the Rogers minority stockholders; an offer to purchase said Common Stock may only be made by and pursuant to the Preferred Stock Offering documents.

10.5 Adjustment to the Offer Price.  If an auction is conducted pursuant to
Section 4.4(f) and the consideration paid for the Stock is increased, then the per share cash price of the offer shall be increased to the Rogers minority stockholders to an amount equal to the per share price paid for the Stock. A negative adjustment will be made to the per share cash price paid to the minority stockholders in the Offer equal to 48.81% of all payments made by Trustee to Kinark pursuant to Section 8.2 (ii) and (iii) hereof. Such negative adjustment shall be withheld from the amounts paid to the Rogers minority stockholders and thereafter paid to Trustee by the highest Competing Bidder.

10.6 Fairness and Support of the Rogers Minority Stockholders. The Trusts and the Trustee agree that the Offer is a fair offer to the Rogers minority stockholders and the Offer is equal to or the equivalent of Kinark's Purchase Price for the Stock on a per share basis. If the Rogers minority stockholders subscribe in the offer for forty (40%) percent or more of the outstanding Rogers Common Stock to be purchased in exchange for the Preferred Stock, then the Trustee, on behalf of the Trusts, agrees to take all reasonable steps necessary to cause the Rogers minority stockholders to be able to exchange their Rogers Common Stock for the Preferred Stock on a tax-free basis, including but not limited to agreeing to vote the Stock for a merger between Rogers and Kinark.


ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Each of the parties hereto shall pay its own expenses incurred in the negotiation and consummation of the transactions contemplated by this Agreement, except as to Kinark if Section 8.2 is applicable.

11.2 Further Action. Each of the parties hereto shall execute such documents, certificates, instruments and other papers as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

11.3 Modification. This Agreement may not be modified or discharged, or any of its terms be waived, or any consent be deemed to have been given hereunder, except by an instrument in writing, signed by the party to be charged.

11.4 Complete Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, embody the sole and entire agreement and understanding of the parties hereto with respect to the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof.

11.5 Notices. All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be deemed to have been duly given or delivered if delivered personally or sent by telex, telegram or telecopy (receipt confirmed); or one day after being sent by express overnight delivery service; or three days after being mailed by registered or certified mail, return receipt requested, with first class postage prepaid to:

     (a)  Kinark:

               7060 South Yale Avenue
               Tulsa, Oklahoma 74136
               Attention:  Paul R. Chastain, President

           with copy to:

               Nelson, Mullins, Riley & Scarborough, L.L.P.
               400 Colony Square
               1201 Peachtree Street, Suite 2200
               Atlanta, Georgia 30361
               Attention: Paul A. Quiros, Esq.

     (b)  Trusts & Trustee:

               The Trust Company of Oklahoma
               1924 South Utica Avenue
               Suite 500
               Tulsa, Oklahoma 74104
               Attention:     Wm. E. Meyer,
                              Senior Vice President


          with copies to:

               Morrel, West, Saffa, Craige & Hicks, Inc.
               9th Floor, City Plaza West
               5310 East 31st Street
               Tulsa, Oklahoma 74135-5014
               Attention:  James R. Hicks, Esq.

or to any other address a party to this Agreement shall have last designated by notice to the other parties.

11.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, administrators, representatives and executors, This Agreement may not be assigned by either Kinark, the Trusts or the Trustee, provided, however, that Kinark may assign its rights and obligations under this Agreement to a legally related entity under the control of Kinark; provided, however further, that Kinark shall remain liable for its obligations hereunder.

11.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (without regard to its rules of conflicts of laws).

11.8 Severability. If all or any portion of any of the provisions of this Agreement shall be declared invalid by any laws applicable thereto, then the performance of such offending provision shall be excused by the parties hereto; provided, however, that, if the nonperformance of such excused provision materially affects any aspect of the transactions contemplated hereby, then the party for whose benefit such provision was included in this Agreement, shall have the right, exercisable by written notice given to the other party within ten (10) days after such provision is so declared invalid, to terminate this Agreement, without penalty or damage, and thereupon, this Agreement shall be null and void and the Earnest Money Deposit, and any interest accrued thereon, shall be returned to Kinark.

11.9 Time.  Time is of the essence of this Agreement.

11.10 Acceptance. This Agreement is subject to acceptance hereof by the Trusts, the Trustee and Kinark by execution of this Agreement and delivery of an executed copy to the other parties.

11.11 Antitrust Approvals. The Trusts, the Trustee and Kinark agree to cooperate in preparing and filing all applications and petitions necessary to comply with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, all state Blue Sky laws, as applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all rules and regulations promulgated thereon if applicable to the transactions proposed herein. Any filing fees required by the Federal Trade Commission shall be paid one-half each by the Trusts and Kinark. Any filing fees required by the Securities and Exchange Commission or state Blue Sky securities regulations related to the registration of Kinark Stock shall be paid by Kinark. Notwithstanding anything else to the contrary stated in this Agreement, if approval of the transactions contemplated herein is not received from the Federal Trade Commission prior to Closing, the parties agree to extend the Closing or to terminate this Agreement, upon which event Kinark shall be entitled to receive its Earnest Money Deposit and all accrued interest thereon.

11.12 Trustee only Acts as Trustee of the Trusts. The parties agree that wherever the term Trustee is used in this Agreement, it is understood that the Trustee is acting solely in its capacity as trustee of the Trusts, pursuant to the Court's order, and not in any individual capacity. Use of the defined term "Trustee" shall be given its apparent meaning as "Trustee for the benefit of the Trusts."

11.13 Headings and Titles. The headings used in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions of this Agreement.

11.14 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date and year first written above.

KINARK:                            KINARK CORPORATION


                                   By:
                                        Paul R. Chastain, President


                                   Attest:
[CORPORATE SEAL]                             (Asst.) Secretary


                                   THE C. L. SIMPSON INTER VIVOS
                                        REVOCABLE TRUST

TRUSTS:
                                   By:  THE TRUST COMPANY OF
                                        OKLAHOMA, INTERIM TRUSTEE


                                   By:
                                        William E. Meyer, Senior
                                        Vice President


                                   Attest:
                                             Secretary
[CORPORATE SEAL]


                                   THE ALTA ROGERS SIMPSON INTER
                                   VIVOS REVOCABLE TRUST


                              By:  THE TRUST COMPANY OF OKLAHOMA,
                                   INTERIM TRUSTEE


                                   BY:
                                        William E. Meyer, Senior
                                        Vice President


                                   Attest
                                             Secretary

[CORPORATE SEAL]

SCHEDULE 2.3


(1) In Re: The C. L. Simpson Inter Vivos Revocable Trust U.I.D. November 10, 1972, as Amended and The Alta Rogers Simpson Inter Vivos Revocable Trust U.I.D. November 10, 1972, as Amended, District Court of Tulsa County, State of Oklahoma, Civil Action, File No. PT 93-36.


End

SCHEDULE 2.4


(1)  Stockholders' Agreement of Rogers Galvanizing Company dated March 22,
     1958.


End
SCHEDULE 3.2

(1) With respect to Kinark's obligations under Section 10 hereof, Kinark shall be required to have consent from the stockholders (which consent shall be in the form of a proxy reviewed by the Securities and Exchange Commission) and its Directors if any Rogers Common stock is exchanged for Kinark Preferred Stock.

(2)  Federal Trade Commission

(3)  Justice Department (Antitrust Division)

(4)  Securities and Exchange Commission


END

                                                       EXHIBIT A
ESCROW AGREEMENT


     THIS ESCROW AGREEMENT (this "Agreement") is made, executed and delivered as of this 22nd day of July, 1994, by and among THE C.L. SIMPSON INTER VIVOS REVOCABLE TRUST and THE ALTA ROGERS SIMPSON INTER VIVOS REVOCABLE TRUST (the "Seller"), KINARK CORPORATION (the "Purchaser"), and THE TRUST COMPANY OF OKLAHOMA (the "Escrow Agent").

     WHEREAS, on July 19, 1994, Purchaser and Seller entered into a Letter of Intent (the "Letter of Intent") to purchase Six Hundred (600) Shares of the common stock of Rogers Galvanizing Company; and

     WHEREAS, Escrow Agent also serves as the Interim Trustee to the Seller, and both of them, which has been disclosed to the Purchaser; and

     WHEREAS, the Letter of Intent provides that this Agreement be entered into by the Purchaser and Seller.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and promises, contained herein, the adequacy, receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby expressly agree as follows:


ARTICLE 1
DEFINITIONS

     For purposes of this Agreement, capitalized terms used herein and not otherwise defined herein will have the meanings specified in the Letter of Intent.


ARTICLE 2
ESCROW

     2.1 Establishment of the Escrow Fund. Pursuant to Paragraph 2 of the Letter of Intent the Purchaser has transferred and delivered to the Escrow Agent FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) in immediately available funds. Such amount and any other sums from time to time held by the Escrow Agent pursuant to the terms hereof, including all interest actually accrued thereon in accordance with this Agreement, are herein referred to as the "Escrow Funds".

     2.2 Investment of the Escrow Funds. Pending disbursement in accordance with the terms hereof, the Escrow Funds shall be held by the Escrow Agent and invested in (i) United States Treasury securities or repurchase agreements with respect thereto (ii) a money market account established by Escrow Agent, or
(iii) in such other investments as shall be directed by the Seller and approved in writing by the Purchaser (whose approval shall not be unreasonably withheld).

     2.3 Disposition of the Escrow Funds. The Escrow Funds shall be held by the Escrow Agent in its possession until authorized hereunder to deliver such Escrow Funds in accordance with subsection (a) or (b) of this Section 2.3.

          (a) Upon receipt by the Escrow Agent of a certificate, in substantially the form of Exhibit "A" attached hereto and, by this reference, incorporated herein, requesting the payment of the Escrow Funds, or a portion thereof, signed on behalf of both the Purchaser and the Seller, the Escrow Agent shall deliver the Escrow Funds, or such portion thereof, as directed in such certificate.

          (b) If a definitive Purchase and Sale Agreement has not been executed by September 3, then Escrow Agent shall deliver the Escrow Funds to Purchaser, upon Purchaser's written request.

     2.4 Liquidation of the Escrow Funds. Whenever the Escrow Agent shall be required to make a payment from the Escrow Funds, the Escrow Agent shall pay such amounts by liquidating such investments of the Escrow Funds as shall be directed in writing by both Purchaser and Seller.

     2.5 Manner of Payment; Interest. All payments made from the Escrow Funds pursuant to this Agreement shall be made by wire transfer in immediately available funds to an account designated by the party to whom such payments are to be made and shall be paid within one business day of the date on which the right to be paid such amounts shall be established pursuant to Section 2.3 hereof. Such payment of Escrow Funds shall be accompanied by the interest accrued thereon from the investments described in Section 2.2 hereof.

     2.6 Conflicting Statements. In the event of any inconsistency between Sections 2.3 through 2.5 hereof and the provisions of the Letter of Intent with respect to the procedures for payment of the Escrow Funds, the provisions of Sections 2.3 through 2.5 hereof shall prevail.


ARTICLE 3
ESCROW AGENT MATTERS

     3.1 Acceptance of Appointment; Receipt of Escrow Funds. The Escrow Agent hereby accepts its appointment and agrees to act as escrow agent under the terms and conditions of this Agreement and acknowledges receipt of the Escrow Funds.

     3.2 Escrow Fee. The Escrow Agent shall not charge a fee for its services hereunder as escrow agent.

     3.3 Resignation of Escrow Agent. Should, at any time, any attempt be made to modify this Agreement in a manner that would increase the duties and responsibilities of the Escrow Agent, or to modify this Agreement in any manner that the Escrow Agent deems undesirable, or at any other time, the Escrow Agent may resign by notifying the Purchaser and the Seller in writing; and until
(a) the acceptance by a successor escrow agent appointed by the Purchaser and the Seller, or (b) 10 days following such notice from the Escrow Agent, whichever occurs sooner, the Escrow Agent's only remaining obligation will be to perform its duties hereunder in accordance with the terms of this Agreement.

     3.4 No Obligation to Take Legal Action. The Escrow Agent will have no obligation to take any legal action in connection with this Agreement or toward its enforcement, or to appear in, prosecute or defend any action or legal proceeding which would or might involve it in any costs, expense, loss or liability unless security and indemnity, as provided herein shall be furnished.

     3.5 Inconsistent Instructions. In the event that (a) the Escrow Agent receives inconsistent instructions pursuant to Section 2.3 hereof, or (b) shall be threatened with legal action for following instructions received in accordance herewith, the Escrow Agent may, in its discretion, bring an interpleader action (or other action for declaratory relief) for resolution of its instructions and obligations, and may withhold delivery or transfer of the Escrow Funds pending a final order of a court of competent jurisdiction. Any cost associated incurred by the Escrow Agent in fulfilling its duties under this Section 3.5 shall be deducted from the Escrowed Funds, including its reasonable attorneys' fees.


ARTICLE 4
MISCELLANEOUS

     4.1 Further Assurances. Each party to this Agreement hereby agrees to perform, at the expense of the party making such request, all such further acts and execute and deliver all such further agreements, instruments and other documents as the other party shall reasonably request in order more effectively to consummate or document the actions taken pursuant to this Agreement.

     4.2 Notices. All notices or other communications or deliveries to the Purchaser, Seller or Escrow Agent under this Agreement shall be given by fax (confirmation of receipt) or overnight delivery as provided below (or to such other address as such party may specify in writing to the other parties) and shall be deemed given when received:

ESCROW AGENT:

The Trust Company of Oklahoma
Attn: Wm. E. Meyer, Senior
  Vice President
1924 South Utica Avenue
Suite 500
Tulsa, OK  74104
fax: (918) 748-8792

PURCHASER:

Kinark Corporation
Attn:  Paul R. Chastain
President
7060 South Yale Avenue
Tulsa, OK  74136
fax: (918) 494-3999

SELLER:

Name the Trusts
c/o The Trust Company of
  Oklahoma
Attn: Thomas W. Wilkins Senior Vice President & Chief
  Financial Officer
5727 South Lewis Avenue
Tulsa, OK  74105
fax: (918) 744-5088

     4.3 Assignment. The Escrow Agent shall not assign its rights and obligations under this Agreement without the written consent of the Seller and the Purchaser. This Agreement and all of its provisions shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and the successors and assigns of the parties permitted pursuant to the Letter of Intent. If there is a permitted successor or assign of a party, then references to such party in this Agreement shall be deemed to be references to such successor or assign.

     4.4 Waiver. The failure of any party at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right of such party to enforce the same with respect to such failure to perform such provision or any subsequent failure to so perform; and no waiver by any party of any provision (or of a breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed either as a further or continuing waiver of any such provision (or breach of any such provision) or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

     4.5 Controlling Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Oklahoma without regard to those involving conflicts of laws.

     4.6 Integration; Amendments. This Agreement and the other agreements, if any, contemplated by this Agreement and the Letter of Intent supersede all prior negotiations, agreements and understandings between the parties, constitute the entire agreement between the parties as to the subject matter of this Agreement, and may not be altered or amended except in writing signed by the parties.

     4.7 Number; Gender; Captions. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. Titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

     4.8 Counterparts; Copies. This Agreement may be signed by each party upon a separate counterpart and in such case one copy of this Agreement shall consist of enough of such counterparts to reflect the signatures of each party to this Agreement. This Agreement may be executed in two or more copies, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such copies.

     PURCHASER:

     KINARK CORPORATION



     By:__________________________________________
          Paul R. Chastain, President


     SELLER:

     THE C.L. SIMPSON INTER VIVOS
     REVOCABLE TRUST

     THE ALTA ROGERS SIMPSON INTER VIVOS
     REVOCABLE TRUST


     By:  THE TRUST COMPANY OF OKLAHOMA



     By:__________________________________________
          Thomas W. Wilkins, Senior Vice President
             and Chief Financial Officer


     ESCROW AGENT:

     THE TRUST COMPANY OF OKLAHOMA



     By:__________________________________________
          Wm. E. Meyer, Senior Vice President

EXHIBIT "A"

FORM OF ESCROW FUNDS DISPOSITION REQUEST


THE TRUST COMPANY OF OKLAHOMA
5727 South Lewis Avenue
Tulsa, Oklahoma  74105

Attention:     Wm. E. Meyer, Senior Vice President


     RE:  Escrow Agreement Among Kinark Corporation, (Name of the
          Trust), The Trust Company of Oklahoma, dated July 22, 1994 (the "Escrow Agreement")


Dear Mr. Wilkins:

     In accordance with Section 2.3 of the Escrow Agreement, the undersigned hereby jointly request that the following disbursement be made:





     IN WITNESS WHEREOF, the undersigned have caused this certificate to be
executed and delivered by their duly authorized officers this         day of
                  , 1994.

                              KINARK CORPORATION


                              By:
                                   Name:
                                   Title:


                              THE C.L. SIMPSON INTER VIVOS REVOCABLE
TRUST

                              THE ALTA ROGERS SIMPSON INTER VIVOS
                              REVOCABLE TRUST

                              By:  THE TRUST COMPANY OF OKLAHOMA


                              By:
                                   Name:
                                   Title: